AMENDMENT NO. 1
dated as of
August 11, 2005
to
STANDSTILL AGREEMENT
dated as of December 5, 2002
between
Jacuzzi Brands, Inc.
and
Southeastern Asset Management, Inc.

AMENDMENT NO. 1
to
STANDSTILL AGREEMENT

AMENDMENT NO. 1, dated as of August 11, 2005, to AGREEMENT dated as of December 5, 2002 (the “Agreement”) between Jacuzzi Brands, Inc., a Delaware corporation, formerly known as U.S. Industries, Inc., (the “Company”), and Southeastern Asset Management, Inc., a Tennessee corporation (“Shareholder”).

WHEREAS, Shareholder has requested that its Longleaf Partners Small-Cap Fund and its other managed funds be permitted to own beneficially in the aggregate up to 24.0%, rather than 19.9% of the outstanding Voting Securities (as defined in the Agreement); and

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its shareholders to permit Shareholder to increase its beneficial ownership on the terms and conditions stated herein.

Therefore, in consideration of the covenants and undertakings set forth herein, the parties hereto agree as follows:

Section 1.01. Amendments.

(a) Each reference to 19.9% in the Agreement is hereby amended to constitute a reference to 24.0%.

(b) The address for notices to the Company pursuant to Section 4.03 of the Agreement is hereby amended as follows:

Jacuzzi Brands, Inc.
Phillips Point – West Tower
777 S. Flagler Drive, Suite 1100
West Palm Beach, Florida 33401

Attention:	Steven C. Barre General Counsel

Telecopier no.: (561) 514-3866

Section 2.01. Counterparts: Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 2.02. Effect on Agreement. Except as specifically amended hereby, the Agreement shall remain in full force and effect. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties hereto.

Section 2.03. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Jacuzzi Brands, Inc.

By: /s/ Steven C. Barre
Steven C. Barre
Senior Vice President, General Counsel
and Secretary

Southeastern Asset Management, Inc.

By: /s/ Andrew R. McCarroll
Andrew R. McCarroll
Vice President and
General Counsel